Exhibit 99.1
Novint Technologies Acquires Tournabout Incorporated
Wednesday July 18, 9:00 am ET

Acquisition Brings Community Aspect To Falcon Flock
ALBUQUERQUE, N.M.—(BUSINESS WIRE)—Novint Technologies, Inc. (OTCBB:NVNT — News), the pioneer of 3D touch for consumer computing, announces the acquisition of Tournabout Incorporated, which develops and markets video game contest and community infrastructure software. The acquisition will add significant new features to Novint’s products and website. The integration of Tournabout’s applications enables Novint’s customers to develop online personas, participate in community message boards and chat rooms, post high scores, and join multiplayer games and online tournaments.
“Our acquisition of Tournabout is part of our commitment to create a thriving Falcon user community,” said Tom Anderson, CEO, Novint Technology. “Offering this functionality is a key strategic component to using the Falcon as a strong gaming platform. This extends the value of our products beyond the fun of our revolutionary gameplay, letting users share the experience with others in a variety of ways.”
Tournabout’s Chief Technology Officer, Ed Zanelli, joins Novint as Director of Community Software. “I am excited to join Novint,” said Mr. Zanelli. “The assets that Tournabout has developed are perfectly suited to take the Falcon community and software to a whole new level. It’s exciting to apply it in a company with the potential that Novint has.”
The Novint Falcon is an award-winning first-of-a-kind 3D touch game controller that lets users feel realistic touch sensations when playing enabled games. To learn more about Novint Technologies and the Falcon, visit www.novint.com.
About Novint
Novint (NVNT) develops, markets, and licenses technology that adds high-fidelity interactive 3D touch to computing.
This press release contains statements that constitute “forward-looking statements” as that term is defined in the Securities Reform Act of 1995 (the “Reform Act”). Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements. Factors that may cause or contribute to such differences include, among other things, our technology becoming obsolete, consumers not purchasing our products, changes in business conditions and the economy, litigation and other risk factors identified in the Company’s Form 10-KSB and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this press release.
Contact:
For Novint Technologies
Sabrina Cook, 415-489-2012 x.201
sabrina@blastmedia.com
or
Investor Relations:
Marvin Maslow, 917-923-3300